Exhibit 23.3

                          Independent Auditors' Consent

The Board of Directors
The CIT Group, Inc.:

We consent to the use of our report dated February 2, 2000 relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this Registration Statement on Form S-3 of The CIT Group, Inc. and The CIT Group Securitization Corporation II, which report appears in the December 31, 1999 Annual Report on Form 10-K of The CIT Group, Inc.

KPMG LLP

Short Hills, New Jersey
November 3, 2000